Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Larry Tannenbaum
Chief Business Officer
650-940-4700
April 10, 2007
Mountain View, California
IRIDEX Announces Settlement of All Litigation with Synergetics
IRIDEX to Receive Payments Totaling $6.5 Million
Companies Cross License Certain Patents and Sign Supply Agreement
IRIDEX Corporation (NASDAQ:IRIX) today announced that it has reached an agreement with Synergetics USA, Inc. (NASDAQ:SURG) settling all outstanding claims against each other in both of their patent litigation suits. The terms of the agreement require payments from Synergetics to IRIDEX totaling $6.5 million over a period of five years. The first payment of $2.5 million by Synergetics is to be paid on April 16, 2007, followed with annual payments of $800,000 on each April 16th until 2012.
In addition, IRIDEX and Synergetics agreed to a fully paid-up, royalty free, worldwide cross licensing of various patents between the two companies. These actions will terminate all legal proceedings between the companies, including all litigation claims in the United States District Court of Missouri, for which the trial was scheduled to begin on April 16, 2007, and all litigation claims between the companies in the United States District Court of Pennsylvania. The Missouri litigation concerned the IRIDEX proprietary laser probe connector technology. The Pennsylvania litigation concerned the patented Synergetics directional laser probe technology and the IRIDEX patent pending application on its intuitive laser probe technology.
The two companies also agreed to a Manufacture and Supply Agreement under which Synergetics obtained the right to manufacture and supply various disposable products for IRIDEX. This agreement could result in total revenue in excess of $3.0 million for Synergetics over the next five years at terms that are expected to generate gross margins for IRIDEX consistent with historical margins for these products.
“We believe that this Settlement Agreement represents several positive steps forward for IRIDEX and we are pleased to successfully resolve this litigation,” said Barry G. Caldwell, President and Chief Executive Officer of IRIDEX. “The two companies had to work hard to get this settlement completed and together came up with some creative solutions. We now have the opportunity in the future to find ways in which we might work together to better serve the ophthalmic retinal community. Finally, the conclusion of this litigation will enable us to save a substantial amount of legal fees during the second quarter and positions us to improve our operating performance.”

About IRIDEX
IRIDEX Corporation is a leading worldwide provider of therapeutic based laser systems, disposable laser probes and delivery devices to treat eye diseases in ophthalmology and skin diseases in dermatology markets (also referred to as aesthetics). IRIDEX products are sold in the United States through a direct sales force and internationally through a network of 77 independent distributors into 107 countries. For further information, visit the Company’s website at www.iridex.com.
Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s growth strategy and prospects, revenues, gross margins, and earnings, potential acquisitions, new product releases, and the outcome of pending or future litigation. Actual results could differ materially and adversely from those projected in the forward- looking statements based on, among other things, the actual order and shipment rate for the Company’s ophthalmology and dermatology product lines, the rate of sales to OEM customers, the rate of growth in sales of disposables and services, the rate of introduction and market acceptance of the Company’s products, and the impact of any continuing weakness and uncertainties related to general economic conditions or weakness in overall demand in the Company’s markets, especially with regard to the Company’s dermatology products which are typically used for elective procedures that can be deferred. Additional risks and uncertainties to which the Company are subject may include, but may not necessarily be limited to, the amount of orders that the Company receives and ships, dependence on international sales and the Company’s network of independent distributors, the risks associated with bringing new products to market, and the results of clinical trials and competition in our markets, as well as the risks associated with a competitive market for management talent and the risks inherent with identifying, negotiating and integrating strategic acquisitions of complementary businesses, products or technologies. Please see a detailed description of these risks contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission. Forward- looking statements contained in this announcement are made as of this date and will not be updated.